Registration No. 333-
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                 ------------
                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                 ------------
                             PP&L RESOURCES, INC.
            (Exact name of Registrant as specified in its charter)

     Commonwealth of Pennsylvania                    23-2758192
   (State or other jurisdiction of               (I.R.S. Employer
    incorporation or organization)             Identification Number)

                            PP&L Resources, Inc.
                           Two North Ninth Street
                       Allentown, Pennsylvania  18101
  (Address, including zip code, of Registrant's principal executive office)

                         INCENTIVE COMPENSATION PLAN
                                     and
                         INCENTIVE COMPENSATION PLAN
                              FOR KEY EMPLOYEES
                          (Full title of the Plans)
                                ------------
                                James E. Abel
                    Vice President-Finance and Treasurer
                            PP&L Resources, Inc.
                           Two North Ninth Street
                            Allentown, PA  18101
                               (610) 774-5151
  (Name, address, including zip code, and telephone number, including area code, of Registrant's agent for service)

                                 Copies to:
                             Vincent Pagano, Jr.
                         Simpson Thacher & Bartlett
                            425 Lexington Avenue
                        New York, New York 10017-3954
                               (212) 455-2000
                                 ------------

                        CALCULATION OF REGISTRATION FEE
Title of Securities to be                  Proposed    Proposed
  Registered                                Maximum     Maximum      Amount
                               Amount to   Offering    Aggregate       of
                                  be       Price Per   Offering    Registration
                              Registered   Share (1)   Price (1)       Fee
                              ----------   ---------   ---------   ------------

Common Stock, $0.01 par value
  per share(a)  . . . . . . .  6,500,000   $ 22.56    $146,640,000 $38,712.96

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(h)(i) and 457(c) under the Securities Act of 1933, as amended. The proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed on the basis of the average high and low prices per share of the Class A common stock on the New York Stock Exchange on January 28, 2000.
                                 ------------

                                   PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

       The following documents filed by PP&L Resources, Inc. (the "Company" or "Registrant") with the Securities and Exchange Commission (the
"Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference in this Registration Statement.

       1. The Company's Annual Report on Form 10-K for the year ended December 31, 1998.

       2. The description of the Company's capital stock contained in the Company's Registration Statement on Form 8-B dated April 27, 1995.

       3. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999.

       4. The Current Reports on Form 8-K of the Company dated February 18, 1999, March 10, 1999, April 23, 1999, May 24, 1999, June 15, 1999,
           July 28, 1999, August 11, 1999, September 30, 1999, October 27,
           1999, December 12, 1999, December 22, 1999 and January 27, 2000.

       All documents filed by the Company pursuant to Sections 13, 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

       Not required.

Item 5.  Interests of Named Experts and Counsel.

       The validity of the securities offered hereby has been passed upon by Michael A. McGrail, Esq., Senior Counsel of PP&L, Inc., the principal subsidiary of the Company. Mr. McGrail is a full-time employee of PP&L, Inc.


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

Mr. McGrail owns 850 shares of restricted Common Stock through the Incentive Compensation Plan (the "ICP") and the Incentive Compensation Plan for Key Employees (the "ICPKE", and together with the ICP, the "Plans").

Item 6.  Indemnification of Directors and Officers

       Section 7.01 of the By-laws of the Company reads as follows:

       "Section 7.01.  Indemnification of Directors and Officers.

       (a) Right to Indemnification. Except as prohibited by law, every director and officer of the corporation shall be entitled as of right to be indemnified by the corporation against reasonable expense and any liability paid or incurred by such person in connection with any actual or threatened claim, action, suit or proceeding, civil, criminal, administrative, investigative or other, whether brought by or in the right of the corporation or otherwise, in which he or she may be involved, as a party or otherwise, by reason of such person being or having been a director or officer of the corporation or by reason of the fact that such person is or was serving at the request of the corporation as a director, officer, employee, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other entity (such claim, action, suit or proceeding hereinafter being referred to as "action"). Such indemnification shall include the right to have expenses incurred by such person in connection with an action paid in advance by the corporation prior to final disposition of such action, subject to such conditions as may be prescribed by law. Persons who are not directors or officers of the corporation may be similarly indemnified in respect of service to the corporation or to another such entity at the request of the corporation to the extent the board of directors at any time denominates such person as entitled to the benefits of this Section 7.01. As used herein, "expense" shall include fees and expenses of counsel selected by such person; and "liability" shall include amounts of judgments, excise taxes, fines and penalties, and amounts paid in settlement.

       (b)    Right of Claimant to Bring Suit.  If a claim under paragraph
(a) of this Section 7.01 is not paid in full by the corporation within thirty days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim, and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such action that the conduct of the claimant was such that under Pennsylvania law the corporation would be prohibited from indemnifying the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, independent legal counsel and its shareholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the conduct of the claimant was not such that indemnification would be prohibited by law, nor an actual determination by the corporation (including its board of directors, independent legal counsel or its shareholders) that the conduct of the claimant was such that


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

indemnification would be prohibited by law, shall be a defense to the action or create a presumption that the conduct of the claimant was such that indemnification would be prohibited by law.

       (c) Insurance and Funding. The corporation may purchase and maintain insurance to protect itself and any person eligible to be indemnified hereunder against any liability or expense asserted or incurred by such person in connection with any action, whether or not the corporation would have the power to indemnify such person against such liability or expense by law or under the provisions of this Section 7.01. The corporation may create a trust fund, grant a security interest, cause a letter of credit to be issued or use other means (whether or not similar to the foregoing) to ensure the payment of such sums as may become necessary to effect indemnification as provided herein.

       (d) Non-Exclusivity; Nature and Extent of Rights. The right of indemnification provided for herein (1) shall not be deemed exclusive of any other rights, whether now existing or hereafter created, to which those seeking indemnification hereunder may be entitled under any agreement, bylaw or charter provision, vote of shareholders or directors or otherwise, (2) shall be deemed to create contractual rights in favor of persons entitled to indemnification hereunder, (3) shall continue as to persons who have ceased to have the status pursuant to which they were entitled or were denominated as entitled to indemnification hereunder and shall inure to the benefit of the heirs and legal representatives of persons entitled to indemnification hereunder and (4) shall be applicable to actions, suits or proceedings commenced after the adoption hereof, whether arising from acts or omissions occurring before or after the adoption hereof. The right of indemnification provided for herein may not be amended, modified or repealed so as to limit in any way the indemnification provided for herein with respect to any acts or omissions occurring prior to the effective date of any such amendment, modification or repeal."

       Directors and officers of the Company may also be indemnified in certain circumstances pursuant to the statutory provisions of general application contained in Pennsylvania law.

       The Company presently has insurance policies which, among other things, include liability insurance coverage for officers and directors under which officers and directors are covered against any "loss" by reason of payment of damages, judgments, settlements and costs, as well as charges and expenses incurred in the defense of actions, suits or proceedings. "Loss" is specifically defined to exclude fines and penalties, as well as matters deemed uninsurable under the law pursuant to which the insurance policy shall be construed. The policies also contain other specific exclusions, including illegally obtained personal profit or advantage, and dishonesty.






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

Item 7.  Exemption from Registration Claimed.

       Shares previously issued under the ICPKE were issued in reliance upon Securities and Exchange Commission Release No. 33-6188 and Release No. 33-6281 and Section 4(2) of the Securities Act of 1933.

Item 8.  Exhibits.

    5(a)   -  Opinion of Michael A. McGrail, Esq. with respect to legality of securities being registered hereunder
    5(b)   -  Opinion of Simpson Thacher & Bartlett with respect to legality of securities being registered hereunder
    8      -  Opinion of Michael A. McGrail, Esq. with respect to the exemption of Common Stock of the Company from the Pennsylvania personal property tax (Reference is made to Exhibit 5(a) filed herewith)
    23(a)  -  Consent of PricewaterhouseCoopers LLP
    23(b)  -  Consent of Michael A. McGrail, Esq. (Reference is made to
              Exhibit 5(a) filed herewith)
    23(c)  -  Consent of Simpson Thacher & Bartlett (Reference is made to
              Exhibit 5(b) filed herewith)
    24 -      Powers of Attorney

Item 9.  Undertakings.

       The Company hereby undertakes:

    (a) (1)   To file, during any period in which offers or sales are being made, another post-effective amendment to this registration statement:

         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Act");

         (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;


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

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this post-effective amendment.

    (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions of the By-laws of the registrant and the provisions of Pennsylvania law described under Item 6 above, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.











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

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended (the "Act"), the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Allentown, Commonwealth of Pennsylvania, on the day of January 28, 2000.

                                                     PP&L RESOURCES, INC.


                                  By:   /s/ William F. Hecht
                                        ------------------------
                                        William F. Hecht,
                                        Chairman, President
                                        and Chief Executive Officer


         Pursuant to the requirements of the Act, this registration statement has been signed below by the following persons in the capacities indicated on
January      , 2000.


            Signature                      Title                 Date

/s/ William F. Hecht                Principal Executive   January 28, 2000
------------------------------     Officer and Director
William F. Hecht, Chairman,
President and Chief Executive
Officer

/s/ John R. Biggar                       Principal        January 28, 2000
------------------------------       Financial Officer
John R. Biggar, Senior Vice
President and Chief
Financial Officer

/s/ J. J. McCabe                         Principal        January 28, 2000
------------------------------      Accounting Officer
J. J. McCabe, Vice President and
Controller

Frederick M. Bernthal, E. Allen                           January 28, 2000
Deaver, William J. Flood,  Elmer         Directors
D. Gates, Stuart Heydt, Frank A.
Long, Norman Robertson

                                                          January 28, 2000
/s/  William F. Hecht
------------------------------
By William F. Hecht,
Attorney-in-Fact













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